Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 25, 2013, (the “Effective Date”) by and between SCG Financial Merger I Corp., a Delaware corporation (together with any successor thereto, the “Company”), and Garry K. McGuire (the “Executive”).

RECITALS:

A.                           Executive and RMG Networks, Inc. have previously entered into that certain Employment Agreement dated June 14, 2012 (together with each other agreement between RMG Networks, Inc. and/or its affiliates and Executive relating to employment or compensation matters entered into prior to the date hereof, the “Prior Agreements”).

B.                            Executive and the Company desire that this agreement shall replace and supersede in their entirety each of the Prior Agreements, and in furtherance thereof the Executive and the Company have executed the Waiver and Release in the form attached hereto as Exhibit A (the “Waiver and Release”).

The Company and Executive, intending to be legally bound, hereby incorporate the Recitals set forth above and agree as follows:

1.             Representations and Warranties.  Executive represents and warrants to the Company that (a) Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind (written, oral or otherwise) that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment with the Company or the performance of all duties and responsibilities hereunder to the fullest extent of Executive’s ability and knowledge (other than as specifically set forth in the Prior Agreements); and (b) Executive has full power and capacity to execute and deliver, and to perform all of Executive’s obligations under, this Agreement.

2.             Term.  Unless otherwise terminated as provided herein, the term of employment pursuant to this Agreement will be for a period of three years, commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the “Term”); provided that Executive’s employment pursuant to this Agreement may be extended upon the mutual agreement of Executive and the Company and to the extent extended, the Term will include all such extension periods.

3.             Duties.  Executive will hold the office of Chief Executive Officer (“CEO”) of the Company and, while holding the office of CEO, will become and remain a member of the Company’s board of directors (the “Board”).  Executive will have such duties and responsibilities as may be assigned, from time to time, by and subject to the direction and supervision of, and shall report to, the Company’s Executive Chairman or if there is no Executive Chairman, the Board, including, in Executive’s capacity as CEO , such duties and responsibilities to affiliates of the Company as may be assigned, from time to time, by and subject to the direction and supervision of the Company’s Executive Chairman or if there is no Executive Chairman, the Board.  During the Term, and excluding any periods of vacation or personal leave to which Executive is entitled, (i) Executive will render Executive’s services on an exclusive basis to the Company, primarily at the Company’s facility in and around Dallas, Texas, (ii) Executive will apply on a full-time basis all of Executive’s skill and experience to the performance of Executive’s duties, and (iii) Executive may have no other employment and, without the prior written consent of the Company, no outside business activities (provided that the management of Executive’s personal or family assets and affairs and Executive’s time spent on charitable activities will not be deemed outside activities so long as such activities do not significantly interfere with Executive’s performance of duties under this Agreement).  The Company acknowledges and approves of Executive’s current outside business activities which Executive shall continue to be involved with, which are summarized on Exhibit C attached.  Executive will perform Executive’s duties under this Agreement with fidelity and loyalty to the Company, to the best of Executive’s ability, experience and talent in a diligent, trustworthy, businesslike and efficient manner consistent with Executive’s duties and responsibilities and in accord with best practices within the Company’s industry.  So long as they are not inconsistent with the terms of this Agreement, Executive shall also comply with all policies, rules and regulations of the Company as well as all directives and instructions from the Company’s Executive Chairman or the Board.  The Company shall have the right to purchase in Executive’s name a “key man” life insurance policy naming the Company and any of its subsidiaries as the sole beneficiary thereunder, and Executive agrees to cooperate with the Company’s procurement of such policy, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.

4.             Compensation.  In exchange for services rendered by Executive hereunder, the Company will provide Executive with the following compensation and benefits during Executive’s employment under this Agreement:

(a)           Compensation.  During the Term, the Company will pay Executive an initial base salary (the “Base Salary”) of $450,000 per annum for the first year of this Agreement in accordance with the general payroll practices of the Company in effect from time to time. Executive’s compensation under this Agreement will be subject to such withholding as may be required by law.  Any increases to Executive’s Base Salary in subsequent years under the Agreement shall be evaluated annually by the Board.

(b)           Bonus.  In accordance with the Company’s budget established each fiscal year during the Term, the Board shall set an amount of EBITDA of the Company as the target EBITDA (the “Target EBITDA”) for such fiscal year for purposes of determining the annual bonus payable to Executive and shall give Executive written notice of such Target EBITDA.  Based on the books and records of the Company, the Board shall, in good faith, determine the amount of the actual EBITDA of the Company for each fiscal year (the “Actual EBITDA”).  For any fiscal year during the Term, the “Earned EBITDA Percentage” shall be equal to the result (expressed as a percentage) of (i) Actual EBITDA for such fiscal year divided by (ii) the Target EBITDA for such fiscal year.  If the Earned EBITDA Percentage is:

1.      less than or equal to 80%, the Executive shall not receive an annual bonus for such fiscal year;

2.      greater than 80% but less than 100%, the Executive shall receive a prorated annual bonus amount between 0% and 99.9% of $400,000, such prorated amount to be calculated as follows: (A) the Earned EBITDA Percentage for such fiscal year minus (B) 0.8 multiplied by (C) 10 and multiplied by (D) $400,000 (i.e. ((Earned EBITDA Percentage-0.8)×10)×$400,000);

3.      equal to 100% of the Target EBITDA, the Executive shall receive an annual bonus amount equal to $400,000;

4.      greater than 100% but less than 120%, the Executive shall receive (A) $400,000 plus (B) a prorated incremental annual bonus amount between 0% and 99.9% of $80,000, such prorated incremental amount to be calculated as follows: (A) the Earned EBITDA Percentage for such fiscal year minus (B) 1.0 multiplied by (C) 10 and multiplied by (D) $80,000 (i.e. ((Earned EBITDA Percentage-1.0)×10)×$80,000); or

5.      equal to or greater than 120%, the Executive shall receive an annual bonus amount equal to $480,000.

The annual bonus (or, as provided by this Agreement, a pro rata portion thereof), if any, for each fiscal year during the Term shall be calculated on a quarterly basis based upon the Earned EBITDA Percentage achieved through the end of such fiscal quarter and pro-rated for that portion of the fiscal year and paid to Executive, less any prior bonus payments made for the fiscal year, no later than the end of the month following the fiscal quarter, except the fourth quarter payment, if any, shall be made on a date chosen by the Board, which date shall be on or prior to March 15th of the following fiscal year (the “Bonus Payment Date”), so long as Executive is employed by the Company on the last day of such fiscal year. The annual bonus for the last year of the Term shall be paid even if the Executive is not employed on March 15th of the following fiscal year of the Term. The Board, acting in its good faith judgment, shall make appropriate adjustments to the Target EBITDA to account for acquisitions or dispositions occurring during any fiscal year.  In the event the Executive receives bonus payments that exceed those which are due under this section for the fiscal year, the Executive hereby agrees that he will repay the Company such excess bonus amount, or the Company may retain or forfeit other compensation, payments or awards due Executive until such excess bonus payments are recovered, provided that such repayment shall not be required in the event of a termination without Cause or a termination for Good Reason.

(c)           Benefits.  During the Term, Executive and Executive’s eligible dependents will be offered the opportunity to participate in such medical and other employee benefit plans for which they are eligible as may be established from time to time by the Board for other employees of the Company or the subsidiaries of the Company and for other executive employees of the Company or the subsidiaries of the Company, and at rates and terms that are not more expensive to Executive than those extended to other such employees. In no event shall Executive be eligible to participate in any severance plan or program of the Company or its subsidiaries, except as set forth in Section 6 of this Agreement.

(d)           Vacation.  During the Term, Executive will be entitled to four (4) weeks of paid vacation per calendar year in accordance with the Company’s policy in effect from time to time.  Paid vacation to which Executive is entitled in any calendar year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.  Vacation days will be taken at such times and dates at the discretion of the Executive and as will not significantly interfere with Executive’s duties and responsibilities to the Company.

(e)           Expense Reimbursement.  During the Term the Company will reimburse Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company or the Board may adopt from time to time. The Company shall reimburse Executive for documented, reasonable attorney’s fees for the negotiation of this Agreement when it becomes effective, in an amount up to $5,000 total.

(f)           Equity Incentive Plan.  The Company shall use its reasonable best efforts to establish an equity incentive plan as promptly as reasonably practicable following the Effective Date and to obtain shareholder approval in connection therewith.  The Company shall provide Executive with the opportunity to participate in such plan, in a manner determined by the board or committee thereof administering such plan.

5.             Termination.  Notwithstanding anything to the contrary in this Agreement, Executive’s employment hereunder will terminate under any of the following conditions:

(a)           Death.  Executive’s employment under this Agreement and any obligations hereunder will terminate automatically upon the date of Executive’s death.

(b)           Disability.  The Company will have the right to terminate this Agreement if Executive becomes disabled.  For purposes of this Agreement, “disabled” shall mean that the Executive suffers from a physical or mental impairment that prevents Executive from performing the essential functions of Executive’s position, as set forth in this Agreement, for (i) forty (40) days or more (whether or not consecutive) in any twelve month period or (ii) a period of thirty (30) consecutive days, in each case, as determined by a physician satisfactory to both Executive and the Company (and, if they cannot agree, then one to be selected and mutually accepted by their respective doctors).

(c)           Termination for Cause.  Executive’s employment hereunder may be terminated by the Company upon the approval of the Board (excluding, for this purpose, Executive, if applicable) at any time for Cause.  For purposes of this Agreement, “Cause” for termination means the following:

(i)          Executive is convicted of or pleads guilty or nolo contendere to any felony or any crime or offense involving acts of theft, fraud, embezzlement or other misappropriation of funds, whether from the Company or otherwise;

(ii)         Executive’s commission of any act of moral turpitude that brings the Company into public disrepute or disgrace or causes harm to the customer relations, operations or business prospects of the Company;

(iii)        any material breach by Executive of Executive’s obligations under this Agreement or any other written agreement with the Company or any of its subsidiaries, which Executive fails to cure within thirty (30) days after receipt of written notice of such breach;

(iv)        Executive’s breach of written policies or procedures of the Company or any of its subsidiaries in each case that have been provided to Executive or made available to him in either physical or electronic format which causes, or could reasonably be expected to cause, material harm to the Company or its subsidiaries which Executive fails to cure within thirty (30) days of receipt of written notice of such event;

(v)         any intentional misrepresentation at any time by Executive to the Company or any of its affiliates or the Board;

(vi)        to the extent consistent with the terms of this Agreement, Executive’s willful failure or refusal to comply with the lawful instruction of the Executive Chairman or the Board which Executive fails to cure within thirty (30) days of receipt of written notice of such event; or

(vii)       Executive’s reporting to work under the influence of alcohol or illegal drugs, or other alcohol or drug abuse that adversely affects the performance of Executive’s duties or responsibilities.

(d)           Constructive Termination.  If any of the following events shall have occurred, Executive shall be deemed to have been constructively terminated:

(i)          the Company’s material breach of this Agreement which remains uncured following thirty (30) days prior written notice from Executive;

(ii)         a reduction in Executive’s Base Salary; or

(iii)        a material diminution in Executive’s authority, duties, title, position or responsibilities with the Company.

Notwithstanding the foregoing, no act or failure to act by the Company shall give rise to “Constructive Termination” if cured within thirty (30) days of written notice by the Executive to the Company received within thirty (30) days of the discovery of the occurrence of such act or failure to act.  Further, Executive must terminate Executive’s employment within thirty (30) days following the expiration of the cure period for any act or failure to act that remains uncured under this Section 5(d) in order to effect a termination for Constructive Termination.

(e)           Termination After Notice.  Executive’s employment hereunder may be terminated either by the Company without Cause or by the Executive, in which event Executive will be entitled to receive Executive’s Base Salary for each day following notice of such termination that Executive reports and is available for work until the termination date and Executive’s annual bonus (or, as provided by this Agreement, a pro rata portion thereof), if any, as provided in this Agreement.  To the extent reasonably practicable, Executive will provide the Company with at least thirty (30) days’ prior written notice of Executive’s intent to terminate employment pursuant to this Section 5(e).  If Executive’s employment is being terminated pursuant to any provision of Section 5(c) above, Company shall provide Executive with notice of the section and the specific reasons for such termination.  Notwithstanding the foregoing, the Company may elect to provide Executive with compensation and benefits during any notice period and request or direct Executive not to perform duties for Company during such period.

6.             Payments Upon Termination.

(a)           Accrued Compensation.  Upon termination of Executive’s employment hereunder (including due to expiration of the Term), the Company will be obligated to pay and Executive will be entitled to receive the Base Salary that has accrued for services performed until the date of termination and which has not yet been paid.  In addition, (i) Executive will be entitled to any vested benefits to which Executive is entitled under the terms of any applicable benefit plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, and in all events subject to the payment timing and other restrictions as may be set forth in such plan or program, and (ii) to the extent permitted by applicable law and the terms of the Company’s health insurance, long-term healthcare insurance and life insurance plans, Executive and Executive’s family may (but will not be required to) elect to continue to participate in the Company’s health insurance, long-term healthcare insurance and life insurance plans, including any period required pursuant to COBRA or other applicable law.

(b)           Without Cause or for Constructive Termination.  Upon termination of Executive’s employment by the Company without Cause or for Constructive Termination at any time during the Term, the Company will be obligated to pay and Executive will be entitled to receive: (i) all of the amounts and benefits described in Section 6(a); (ii) any Bonus received, and any additional amount determined under and payable pursuant to Section 4(b), pro rated for the period of the Company’s fiscal year during which Executive was employed by the Company; (iii) subject to Section 6(g), Executive’s then base salary paid in accordance with the Company’s ordinary payroll policies during the period beginning on the date of Executive’s termination of employment and ending on the date that is the later of:  (A) the end of the Term; and (B) twelve (12) months following the date of Executive’s termination of employment (the “Severance Amount”); and (iv) any unvested equity awards shall become fully vested as of the termination date.  Further, Executive shall be entitled to reimbursement all reasonable and necessary out-of-pocket business and travel expenses incurred during the Term by Executive in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company or the Board may adopt from time to time.

(c)           Change in Control.  In the event of the:  (i) occurrence of a Change in Control (as defined below); and (ii) termination of Executive’s employment hereunder without Cause or for Constructive Termination at any time during the twelve (12) months following such Change in Control, Executive shall be paid, in addition to any other payments due hereunder, a lump-sum payment of $850,000, subject to Section 6(g).  For purposes of this Section 6(c), "Change in Control” means the occurrence of any of the following:

(i) any one person, or more than one person acting as a group, acquires ownership of equity securities of the Company that, together with equity securities held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the equity securities of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, the acquisition of additional equity securities by the same person or persons will not be considered a Change in Control under this Plan.  An increase in the percentage of equity securities of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its equity securities in exchange for property will be treated as an acquisition of equity securities of the Company for purposes of this clause (i); or

(ii)  any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by the person or persons) all or substantially all of the assets from the Company.

Notwithstanding anything to the contrary in this Agreement, any transaction in which the ownership interest of Donald Wilson (“Wilson”), entities or trusts owned or created on the behalf of Wilson for him or his beneficiaries, other Wilson owned affiliates or DRW Commodities, LLC, in the Company is the only equity interest in the Company to change hands shall not be treated as a Change in Control under this Section 6(c).

(d)           Death; Disability.  Upon termination of Executive’s employment upon the death of Executive pursuant to Section 5(a) or upon Executive’s becoming disabled pursuant to Section 5(b), the Company will be obligated to pay, and Executive will be entitled to receive (i) all of the amounts and vested benefits described in Section 6(a) and (ii) any Bonus determined under, and payable pursuant to, Section 4(b), pro rated for the period of the Company’s fiscal year during which Executive was employed by the Company.  For purposes of this Section 6(d), Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate.  Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(e)           Expiration of Term or Other Termination.  Upon: (i) voluntary termination of employment at any time during the Term by Executive for any reason whatsoever or (ii) termination of employment by the Company for Cause, the Company will have no further liability under or in connection with this Agreement, except to provide all of the amounts and vested benefits described in Section 6(a).

(f)            Breach Post-Termination.  If (i) the Company has any obligation pursuant to Section 6(a)-(d) to make payments or provide other benefits to Executive following the last day of Executive’s employment by the Company, and (ii) (A) Executive breaches the terms and conditions of the Release, Section 7 or Section 8 or (B) engages in conduct in violation of Section 9, in either case (A) or (B) as reasonably determined by the Board in writing, then the Company may, upon providing thirty (30) days prior written notice (and providing the Executive the reasonable opportunity to cure such breach or violation during such thirty (30) day period) in its discretion and without limiting any other remedies that may be available to the Company, cease providing any such payments or other benefits pursuant to Section 6(b).

(g)           Release.  Notwithstanding anything herein to the contrary, payments of the Severance Amount are conditioned on Executive (or, in the event of Executive’s death or disability, the estate of Executive or the authorized legal representative, if any, of Executive, respectively) executing on or before the twenty-first (21st) day following Executive’s Separation from Service (as defined below), and not revoking, a release agreement of all claims against the Company (the “Release”), in the form attached hereto as Exhibit B, and continued compliance with the provisions of Section 7, Section 8 and Section 9.

7.             Ownership of Intellectual Property.  During the period of Executive’s employment or service with the Company, to the extent that Executive, alone or with others, develops, makes, conceives, contributes to or reduces to practice, or has prior to the date hereof done any of the foregoing, any intellectual property related to the duties of Executive hereunder or which results in any way from Executive using the resources of the Company or any of its affiliates, whether or not during working hours, such intellectual property is and will be the sole and exclusive property of the Company.  The foregoing provision shall not apply to any intellectual property that is not related to the direct out of home advertising or digital signage industry of the Company (the “Business”) and was developed for charitable or academic use and which was not developed using resources of the Company or any of its affiliates or during working hours.  To the extent any such intellectual property can be protected by copyright, and is deemed in any way to fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. §101, such intellectual property will be considered to have been produced under contract for the Company as a work made for hire. In any event, and regardless of whether such intellectual property is deemed to be a “work made for hire”, Executive will disclose any and all such intellectual property to the Company and does hereby assign to the Company any and all right, title and interest which Executive may have in and to such intellectual property. Upon the Company’s request at any time and at their expense, including any time after termination of Executive’s employment, to the extent Executive can reasonably do so, Executive will execute and deliver to the Company such other documents as the Company deems reasonably necessary to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all of such intellectual property.

8.             Non-Disclosure of Confidential Information.  Executive acknowledges and agrees that, during the Term, Executive may have access to and become familiar with various trade secrets and other confidential or proprietary information of the Company or any of its affiliates including, but not limited to, the Company’s existing and contemplated services and products, documentation, technical data, contracts, business and financial methods, practices and plans, costs and pricing, lists of the Company’s customers, prospective customers and contacts, suppliers, vendors, consultants and employees, methods of obtaining customers, suppliers, vendors, consultants and employees, financial and operational data of the Company’s present and prospective customers, suppliers, vendors, consultants and employees, and the particular business requirements of the Company’s present and prospective customers, suppliers, vendors, consultants and employees, marketing and sales literature, records, software, diagrams, source code, object code, product development, trade secrets; and the Company’s techniques of doing business, business strategies and standards (including all non-public information of the Company, collectively, the “Confidential Information”).  Executive expressly agrees not to disclose any Confidential Information, directly or indirectly, nor use Confidential Information in any way, either during the Term and thereafter.  Specifically, during the Term and thereafter, Executive (i) will maintain the Confidential Information in strict confidence; (ii) will not disclose any Confidential Information to any person or other entity; (iii) will not use any Confidential Information to the detriment of the Company or any of its affiliates; (iv) will not authorize or permit such use or disclosure; and (v) will comply with the policies and procedures of the Company regarding use and disclosure of Confidential Information.  All files, papers, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company and Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, will at all times remain the exclusive property of the Company and such items and all copies thereof will be returned to the Company at the Company’s request or upon the expiration or termination of Executive’s employment.  In connection with Executive’s termination of employment with the Company, Executive will reasonably cooperate with the Company in completing and signing a termination statement or affidavit in the form reasonably proscribed by the Company, which will contain Executive’s certification that Executive has no tangible Confidential Information in Executive’s possession.

9.             Restrictive Covenants.  In the course of the employment of Executive hereunder, and because of the nature of Executive’s responsibilities, Executive will acquire valuable and confidential information and trade secrets with regard to the Company’s and its affiliates’ business operations, including, but not limited to, the Confidential Information.  In addition, Executive may develop on behalf of the Company, a personal acquaintance with some of the Company’s and its affiliates’ customers and prospective customers.  As a consequence, Executive will occupy a position of trust and confidence with respect to the Company’s and its affiliates’ affairs and its services.  In view of the foregoing, and in consideration of the remuneration paid and to be paid to Executive under this Agreement, Executive agrees that it is reasonable and necessary for the protection of the goodwill and Business of the Company and its affiliates that Executive make the restrictive covenants contained in this Agreement regarding the conduct of Executive during and after the employment relationship with the Company, and that the Company may suffer irreparable injury if Executive engages in conduct prohibited thereby. Executive agrees that the Company would suffer irreparable harm if Executive were to breach, or threaten to breach, Section 9 of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond.  Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching this Agreement.  This Section 9 shall not, however, diminish the right of the Company to claim and recover damages and other appropriate relief in addition to injunctive relief.  For purposes of such injunctive relief, Executive and the Company irrevocably agree that any legal action or proceeding for injunctive or other equitable relief shall be brought and determined exclusively in state and federal courts located in Dallas, Texas.  Executive and the Company irrevocably submit with regard to any such action or proceeding for themselves, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agree that they will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it/she is not personally subject to the jurisdiction of the above-named courts for any reason, and (b) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts In consideration of Executive’s employment hereunder, and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive agrees as follows:

(a)           Non-Competition.  Subject to the next sentence of this Section 9(a), during the period commencing on the Effective Date and ending on the date that is twelve (12) months following the end of the Term (such period, which will be extended by the amount of time during which Executive is in violation of any provision of this Section 9, the “Restricted Period”), Executive will not, in the United States (the “Territory”), engage in, manage, operate, finance, control or participate in the ownership, management or financing or control of, become employed by, or become affiliated or associated with, directly or indirectly, whether as an officer, director, shareholder, owner, co-owner, affiliate, partner, agent, representative, consultant, independent contractor or advisor, or otherwise render services or advice to, guarantee any obligation of, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in a business that sells or provides products or services that are the same as or substantially similar to or otherwise competitive with the products or specialized services (provided that such “specialized services” shall not include those services which would unreasonably restrict Executive from utilizing Executive’s education and expertise in future employment, as long as such employment and specialized services are not competitive with the Company or any of its subsidiaries) sold or provided or that Executive has actual or constructive knowledge are planned to be sold or provided by the Company or its subsidiaries in the Business at any time while Executive is an employee or director of the Company (a “Competitor”); provided, however, that Executive may own, as a passive investment, shares of capital stock of any Competitor if (A) such shares are listed on a national securities exchange or traded on a national market system in the United States, (B) Executive, together with any of Executive’s affiliates and Executive’s immediate family members (which shall mean Executive’s wife and direct lineal descendants, but shall not include any other blood relative), owns beneficially (directly or indirectly) less than five percent (5%) of the total number of shares of such entity’s issued and outstanding capital stock, and (C) neither Executive nor any of Executive’s affiliates is otherwise associated directly or indirectly with such Competitor or any of its affiliates.

(b)           Non-Solicitation.  During the Restricted Period, Executive will not, either on Executive’s own behalf or on behalf of any third party (except the Company), directly or indirectly:

(i)           (A) seek to induce or otherwise cause any person or entity that is a then-current customer of the Company, or has been a customer of the Company or one of its affiliates within the then-preceding twenty-four (24) months (a “Customer”), or any prospective customer to which the Company or one of its affiliates has made a proposal at that time or has taken actions or made efforts of which Executive is aware related to making a proposal at that time (1) to cease being a customer of or to not become a customer of the Company or one of its affiliates, or (2) to divert any business of such Customer from the Company or one of its affiliates, or otherwise, to discontinue or alter in a manner adverse to the Company or one of its affiliates, such business relationship, or (B) in any manner that is in competition with the Business of the Company or one of its affiliates solicit for business, provide services to, do business with or become employed or retained by, any Customer or potential customer solicited the Company or one of its affiliates;

(ii)         hire, solicit or encourage to leave the employment or service of the Company or one of its affiliates, any officer or employee of the Company or one of its affiliates, or hire or participate (with another third party) in the process of hiring any person or entity who is then, or who within the preceding twenty-four (24) months was an employee of the Company or one of its affiliates, or provide names or other information about the Company’s or its affiliates’ employees to any person or entity under circumstances which could lead to the use of that information for purposes of recruiting or hiring; or

(iii)         except as an employee of a Customer as permitted herein, otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship between the Company or one of its affiliates and any of their respective Customers, suppliers, consultants or employees.

(c)           Acknowledgment.  The parties agree that the restrictions placed upon Executive are reasonable and necessary to protect the Company’s legitimate interests.  Executive acknowledges that, based upon the advice of legal counsel and Executive’s own education, experience and training, (i) these provisions will not prevent Executive from earning a livelihood and supporting Executive and Executive’s family during the Restricted Period, (ii) the Company conducts Business in the Territory, (iii) the Company competes with other businesses that are or could be located in any part of the Territory, (iv) prior to the closing of the transactions contemplated in the Purchase Agreement, the Company (and the Executive on behalf of the Company) did Business in and marketed products and services throughout the Territory, (v) the restrictions contained in this Agreement are reasonable and necessary for the protection of the business and goodwill of the Company, (vi) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (vii) the consideration provided by the Company under this Agreement is not illusory, and (viii) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.  In consideration of the foregoing, and in light of Executive’s education, skills, and abilities, Executive agrees that Executive will not assert that, and it should not be considered that, any provision of this Section 9 are otherwise void, voidable or unenforceable, or should be voided or held unenforceable.

(d)           Additional Time.  Executive agrees that the period during which the covenants contained in this Section 9 will be effective will be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 9.

(e)           Independent Agreement.  The covenants on the part of Executive in this Agreement will be construed as an agreement independent of any other agreement and independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or otherwise, (other than the Company’s willful and intentional failure to pay the Severance Amount, if payable hereunder) will not constitute a defense to the enforcement by the Company of such covenants.  Each of the covenants of this Agreement are given by Executive as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement.

(f)            Subsequent Employment.  Executive hereby covenants and agrees to, as promptly as possible following Executive’s acceptance of any subsequent employment or consulting arrangement that Executive undertakes on behalf of persons or entities other than the Company or any of its subsidiaries during the Restricted Period, notify the Company in writing of any such arrangement, provided, however, that failure to so provide such notice shall not result in any claim for damages by Company hereunder unless any subsequent employment or consulting arrangement that Executive undertakes is on behalf of a Competitor.  Executive agrees that, during the Restricted Period, the Company may notify any person or entity employing or otherwise retaining the services of Executive or evidencing an intention of employing or retaining the services of Executive of the existence and provisions of this Section 9.

10.           Reformation.  In furtherance and not in limitation of the foregoing, should any duration, scope or geographical restriction on business activities covered under any provision of this Agreement be found by any court of competent jurisdiction to be less than fully enforceable due to its breadth of restrictiveness or otherwise, Executive and the Company intend that such court will enforce this Agreement to the full extent the court may find permissible by construing such provisions to cover only that duration, extent or activity which may be enforceable.  Executive will, at the Company’s request, join the Company in requesting that such court take such action.  Executive and the Company acknowledge the uncertainty of the law in this respect and intend that this Agreement will be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

11.           Conflicts of Interests.  During the Term, without the prior written approval of the Company, Executive will not knowingly engage in any activity which is in conflict with the Company’s interests.  In furtherance of this covenant, Executive agrees during the Term that: (a) Executive will notify the Company of any conflicts of interest or excessive gifts or offers of gifts or remuneration from customers, suppliers or others doing or seeking to do business with the Company; (b) Executive will not receive remuneration from any party doing business with or competing with the Company unless the prior written consent of the Company is first obtained; and (c) Executive will promptly inform the Company of any business opportunities that come to Executive’s attention that relate to the existing or prospective business of the Company, and Executive will not participate in any such opportunities on behalf of any person or entity other than the Company; provided, however, that Executive may engage in reasonable time addressing issues related to approved outside business activities, Executive’s charitable efforts and managing Executive’s personal investments to the extent that such investments and time do not conflict with the Company’s interests.

12.           Unique Nature of Agreement.  Executive recognizes that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character involving a high degree of skill and having a peculiar value, the loss of which will cause Company immediate and irreparable harm, which cannot be adequately compensated in damages.  In the event of a breach or threatened breach by Executive of this Agreement, Executive consents that the Company may be entitled to injunctive relief, both preliminary and permanent, without bond or proof of specific damages, and Executive will not raise the defense that the Company has an adequate remedy at law.  In addition, the Company may be entitled to any other legal or equitable remedies as may be available under law.  The remedies provided in this Agreement will be deemed cumulative and the exercise of one will not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

13.           Miscellaneous.

(a)           Severability.  The covenants, provisions and sections of this Agreement are severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Executive in executing this Agreement.

(b)           No Waiver.  The failure of either the Company or Executive to object to any conduct or violation of any of the covenants made by the other under this Agreement will not be deemed a waiver of any rights or remedies. No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by both the Company and Executive.

(c)           Assignment.  This Agreement is binding upon the Company and Executive and their respective heirs, personal representatives, successors and assigns; provided that, the services to be rendered by Executive to the Company under this Agreement are personal in nature and, therefore, Executive may not assign or delegate Executive’s rights, duties or obligations under this Agreement, and any attempt to do so will be null and void.  The Company may assign its rights under this Agreement or delegate its duties and responsibilities under this Agreement to any subsidiary of the Company or to any entity acquiring all or substantially all of the assets of the Company or to any other entity into which the Company may be liquidated, merged or consolidated.  In furtherance of such right of assignment, Executive agrees to acknowledge such assignment in writing.

(d)           Survival.  Provisions of this Agreement which by their nature are intended to survive termination of Executive’s employment with the Company or expiration of this Agreement will survive any such termination or expiration of this Agreement, including Section 1, Section 6, Section 7, Section 8, Section 9, Section 10, Section 12 and Section 13.

(e)           Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of Delaware without giving effect to the choice of laws principles thereof.

(f)           Arbitration.

(i)          Arbitrable Claims.  The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to Executive’s employment with the Company, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and any claim arising out of or relating to this Agreement, or the breach thereof, other than a breach under Sections 8 or 9, and any dispute as to the arbitrability of a matter under this Section 13(f) (collectively, “Claims”); provided, further, however, that nothing herein shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement or prohibit either party from taking actions necessary to perfect a cause of action pursuant to applicable law.  The Company and Executive expressly acknowledge that they waive the right to litigate Claims in a judicial forum before a judge or jury.

(ii)         Procedures.  The arbitration will be administered in accordance with the JAMS Employment Arbitration Rules and Procedures (http://www.jamsadr.com/rules-employment-arbitration/) then in effect (“Rules”) and conducted in Dallas, Texas.  With respect to any Claims, the substantially-prevailing party in any such action shall be awarded his or its reasonable counsel fees and costs.

(iii)        Responsibilities of Arbitrators; Award; Judgment.  The arbitrators will act as the impartial decision makers of any Claims that come within the scope of this Section 13(f).  The arbitrators will have the powers and authorities provided by the Rules.  The arbitrators will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and the Company or Executive is clearly entitled to an award in its or his favor.  The arbitrators will not have the power or authority to add to, detract from or modify any provision of this Agreement, or any related agreements or plans.  The arbitrators, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based, and the arbitrators shall be required to follow the laws of the State of Delaware.  The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented to the arbitrators.  Judgment upon the award may be entered and enforced in any court having jurisdiction.  Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitration panel may be entered, enforced or appealed from in any court having jurisdiction thereof.

(g)           Disputes or Controversies.  Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to arbitration or any court, the preservation of the secrecy of Confidential Information may be jeopardized.  Therefore, if the dispute or controversy involves significant trade secrets of the Company or its subsidiaries, then, at the Company’s reasonable request, all pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, Executive and their respective attorneys, experts and other agents, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

(h)           No Oral Modifications.  No alterations, amendments, changes or additions to this Agreement will be binding upon either the Company or Executive unless reduced to writing and signed by both the Company and Executive.

(i)            Notices.  All notices under this Agreement will be sent and deemed duly given when posted in the United States first-class mail, postage prepaid to the addresses set forth on the signature page of this Agreement.  These addresses may be changed from time to time by written notice to the appropriate party.

(j)            Entire Agreement.  This Agreement, including the Exhibits attached hereto, constitutes the entire understanding between the Company and Executive, and supersedes as of the Effective Date all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between the Company and Executive, relating to the subject matter of this Agreement, including the Prior Agreements.  By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement.

(k)           NO JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(l)            Advice of Counsel and Construction.  The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice.  Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties.  Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.

(m)           Indemnification.  The Company shall indemnify Executive with respect to activities in connection with Executive’s employment hereunder to the fullest extent provided in the Company’s bylaws and as provided under state law.  Executive shall also receive the same indemnification as any other director.

(n)           Section 409A.  Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A, provided, however, that no such amendment or clarification shall reduce the economic benefit that Executive was to derive from this Agreement prior to such amendment or clarification.

(o)           Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the later of: (i) the thirtieth (30th) day following Executive’s Separation from Service; or (ii) if the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service” shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule and the remaining payments shall be made as provided in this Agreement.  Unless otherwise required to comply with Section 409A, a payment or benefit shall not be deferred if:

(x) it is not made on account of the Executive’s “separation from service”,

(y) it is required to be paid no later than within 2 ½  months after the end of the taxable year of the Executive in which the payment or benefit is no longer subject to a “substantial risk of forfeiture”, as that term is defined for purposes of Section 409A, or

(z) the payment satisfies the following requirements: (A) it is being paid or provided due to the Company’s termination of the Executive’s employment without Cause or the Executive’s termination of employment pursuant to a Constructive Termination, (B) it does not exceed two times the lesser of (1) the Executive’s annualized compensation from the Company for the calendar year prior to the calendar year in which the termination of the Executive’s employment occurs, and (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment terminates, and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which the Executive incurs a “separation from service”.

For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(p)           Counterparts; Electronic Signature.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.

(Signatures on following page.)

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS CONSULTED WITH AN ATTORNEY OF EXECUTIVE’S CHOOSING TO THE EXTENT EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THE AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year above written.

COMPANY:

SCG FINANCIAL MERGER I CORP.

/s/ Gregory H. Sachs
By: Gregory H. Sachs
Title: Executive Chairman

Address:	Copy to:

SCG Financial Acquisition Corp.	Greenberg Traurig, LLP
Attention: Gregory H. Sachs	Attention: Ameer Ahmad
615 N. Wabash Ave.	77 West Wacker Drive, Suite 3100
Chicago, IL 60611	Chicago, IL 60601
Email: gsachs@sachscapitalgroup.com	Facsimile: (312) 456-8435
Email: ahmada@gtlaw.com

EXECUTIVE:

/s/ Garry K. McGuire
Garry K. McGuire

Address:	Copy to:

Mandell Law Group, PC
Attention: Douglas D. Mandell
Email: garry.mcguire@rmgnetworks.com	Three Embarcadero Center, Sixth Fl.
San Francisco, CA 94111
Facsimile: (415) 723-7170
Email: dmandell@mlawgroup.com

Signature Page to Executive Employment Agreement